Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Inc. Reports Continuing Strong Financial Results
for First Quarter of 2012

– Company Reports 8th Consecutive Quarter of Record Revenue and Strong Cash Flow from Operations –

TORONTO, May 8, 2012 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2012. All figures are in U.S. dollars.

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended March 31, 2012 (unaudited)	3 Months Ended March 31, 2011 (unaudited)
Net revenue	27,537	22,555
Income before provision for income taxes and change in fair value of forward exchange contracts	1,950	512
Net income for the period	1,664	728
Net earnings per common share	0.04	0.01
Net cash provided by operating activities	2,081	763

Summary of Revenues and Cost of Revenues
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended March 31, 2012 (unaudited)	3 Months Ended March 31, 2011 (unaudited)	3 Months Ended March 31, 2012 (unaudited)	3 Months Ended March 31, 2011 (unaudited)
Wholesale
Domain Service	21,108	17,540	17,620	14,573
Value-Added Services	2,689	2,266	507	513
Total Wholesale	23,797	19,806	18,127	15,086

Retail	1,850	1,195	930	419
Portfolio	1,891	1,554	210	190

Network, other costs	-	-	1,257	1,263
Network, depreciation and amortization costs	-	-	183	256
Total revenue/cost of revenue	27,537	22,555	20,707	17,214

NOTE: Beginning in the first quarter of 2012, Tucows has reclassified its revenue streams into three distinct service offerings: Wholesale, Retail and Portfolio1. The realignment is intended to better reflect the manner in which these revenue streams are generated and assessed by management.

“The first quarter of 2012 was a solid Tucows quarter – growth across all areas of our business, strong cash generation from operations, consistency and reliability,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “We generated growth in revenue and gross margin far in excess of the growth in operating expenses, demonstrating the leverage in our business. We think that consistent growth and continued leverage will serve us well throughout 2012.”

Net revenue for the first quarter of 2012 increased 22% to a record $27.5 million from $22.6 million for the first quarter of 2011 and was driven by growth in each of the Company’s three service offerings.

Net income for the first quarter of 2012 was $1.7 million, or $0.04 per share, compared with net income for the first quarter of 2011 of $0.7 million, or $0.01 per share.  Net income for the first quarter of 2012 benefitted from other income of $0.5 million resulting from the sale of certain intangible assets with no book value.

Deferred revenue at the end of the first quarter of 2012 was $73.0 million, an increase of 12% from $64.9 million at the end of the first quarter of 2011 and $69.2 from the end of the fourth quarter of 2011.

Cash and cash equivalents at the end of the first quarter of 2012 were $6.4 million compared with $4.2 million at the end of the first quarter of 2011 and relatively unchanged from the end of the fourth quarter of 2011.  During the first quarter of 2012, the Company generated cash flow from operations of $2.1 million, as well as $0.5 million in cash proceeds from the aforementioned sale of intangible assets.  In addition, the Company utilized $4.0 million from its credit facility to partially fund the $5.9 million cost of the share repurchases under the modified Dutch auction tender completed in January of this year.  The Company also used $0.5 million for principal repayments under its credit facility and invested $0.2 million in equipment purchases.

1Service Offerings:  Wholesale, primarily branded as OpenSRS, is composed of revenue generated by the OpenSRS Domain Service and Other Value-Added Services, including hosted email, SSL and other trust certificates, bulk sale of domain names and advertising from the OpenSRS Domain Expiry Stream, web publishing tools, mobile phone services, third-party marketing funds, and billing software for ISPs.  Retail is primarily composed of services to individuals and small businesses, including Hover, which generates revenue from the sale of domain name registration and email, and Ting, which generates revenue from mobile phone services. Portfolio includes revenue generated by the resale of names from the domain name portfolio and advertising revenue from the Company’s domain name portfolio and two large advertising-supported websites.

Conference Call

Tucows management will host a conference call today, Tuesday, May 8, 2012 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2012 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 74551438 followed by the pound key.  The telephone replay will be available until Tuesday, May 15, 2012 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

 About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over twelve million domain names and millions of value-added services through a reseller network of over 12,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results and the impact of our consistent growth and leverage. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, OpenSRS, Hover, Ting, and YummyNames are registered trademarks of Tucows Inc. or its subsidiaries.

For further information:
Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com